EXHIBIT G.4
SCHEDULE OF FEES, COMMISIONS AND EXPENSES


Legal							                                  		75,000
Accommodation Fee*					  		                     80,000
Northeast Utilities Service Company Expenses	  	50,000
Distribution Expenses					  	                   10,000
Trustees Fees 				 		    		                      5,000
Miscellaneous Fees			 		    		                   5,000
Filing Fees						    		                          2,910

Total Fees, Commissions and Expenses (est.) 		 227,910


*0.10% of approximately $80 million stipulated loss value of Unit 1 Nuclear Fuel to be offered as an accommodation fee to Series G Noteholders for consideration of the Modifications of the Nuclear Fuel Financing Arrangements